Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of its common shares, preferred shares, debt securities which may be guaranteed by one or more of Star Bulk Carriers Corp.’s subsidiaries, warrants, rights and units and to the incorporation by reference therein of our reports dated March 21, 2017 with respect to the consolidated financial statements of Star Bulk Carriers Corp., and the effectiveness of internal control over financial reporting of Star Bulk Carriers Corp., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors - Accountants S.A.
Athens, Greece

July 19, 2017